Exhibit 10.27

TRANSITION AND SEPARATION AGREEMENT

This Transition and Separation Agreement (the “Agreement”) is made effective as of the eighth (8th) day following the date Executive signs this Agreement (the “Effective Date”) by and between Graham Cooper (“Executive”) and Geron Corporation (the “Company”), with reference to the following facts:

A.                                    Executive’s employment with the Company will end effective upon the Termination Date (as defined below).

B.                                    Executive and the Company want to end their relationship amicably and also to establish the obligations of the parties including, without limitation, all amounts due and owing to the Executive.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

1.        Employment Separation Date.  Executive acknowledges and agrees that his status as an officer and employment with the Company will end effective as of December 7, 2012 (the “Termination Date”).

2.                    Stock Options.  The attached Exhibit A details Executive’s vested and unvested options.  Upon the Termination Date, Executive’s options shall cease vesting and any unvested options as of such date shall automatically terminate for no consideration, provided, that Executive’s outstanding vested options shall remain exercisable until the earlier of: (i) the second (2nd) anniversary of the Termination Date or (ii) the original expiration date of the applicable option.  If, by the date that is twenty-four (24) months following the Termination Date, Executive has not exercised the outstanding vested options in accordance with the procedures set forth in Executive’s option agreements; such options shall terminate and be of no further effect.  Nothwithstanding the immediately preceeding sentence, in the event Executive is in possession of material, non-public information about the Company, or the Company has prohibited Executive from selling Company stock on or within 30 days of the second anniversary of the Termination Date, then each of Executive’s outstanding options for vested shares shall remain exercisable until the earlier of (i) the date that is 30 days after the Executive is no longer in possession of material non-public information about the Company and/or the date that is 30 days after the Company removes its prohibition regarding the Executive’s ability to sell Company stock, or (ii) the original 10 year expiration date of the applicable option.  Executive’s unvested options shall be forfeited as of the Termination Date.  Executive’s outstanding incentive stock options (ISOs) (vested and unvested) will convert to nonstatutory stock options (NSOs) if not exercised by the three month anniversary of the Termination Date, in accordance with applicable law.  In addition, and notwithstanding the foregoing, Executive acknowledges that upon the execution of this Agreement, each unexercised “incentive stock option” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), shall be deemed modified for the purposes of Section 424 of the Code, and, to the extent the exercise price thereof is less than the fair market value of a share of Company common stock on the date this Agreement is executed, such option shall no longer qualify as an incentive stock option.  This conversion shall not affect the exercisability or vesting schedule of such options.

3.                    Final Paycheck.  As soon as administratively practicable on or after the Termination Date, the Company will pay Executive all accrued but unpaid base salary, earned bonus and all accrued and unused vacation earned through the Termination Date, subject to standard payroll deductions and withholdings.  For clarification, the bonus payment shall be: (i) up to forty-five percent (45%) of Executive’s current annual salary on a pro-rata basis through December 7, 2012 ($157,654), less applicable withholding taxes.   Executive is entitled to these payments regardless of whether Executive executes this Agreement.

4.                    Separation Payment and Benefits.  Without admission of any liability, fact or claim, the Company hereby agrees, subject to Executive signing and delivering to the Company this Agreement, this Agreement becoming no longer subject to revocation as provided in Section 6(c)(iii), and Executive’s continued performance of his obligations under the Confidentiality Agreement to provide Executive the benefits set forth below.  Specifically, the Company and Executive agree as follows:

(a)                                 Cash Severance.  On or within twenty (20) days after the Termination Date, the Company shall pay to Executive a lump sum cash payment in an amount equal to $375,000, less applicable withholding taxes, which constitutes twelve (12) months of Executive’s base salary as in effect as of immediately prior to the Termination Date.

(b)                                 Additional Condition on Receipt of Cash Severance and Retention Payment.  The payments in Sections 4(a) and (4b) are subject to the provisions contained in Section 6(d).

(c)                                  No Access to Benefits. Executive shall not be entitled to participate in any equity incentive pool after the Termination Date.  Although Executive will be entitled to continue participating in the Company’s 401(k) plan until the Termination Date, Executive shall not be entitled to any Company match for any payments made into such plan during 2012.

(d)                                 Continued Healthcare.   Subject to Executive’s timely election of coverage, for the twelve (12) month period commencing on the Termination Date, the Company shall reimburse Executive’s COBRA premiums for Medical, Dental and Vision coverage  for Executive and Executive’s covered dependents as in effect immediately prior to the Termination Date.  Executive acknowledges that he shall be solely responsible for all matters relating to Executive’s continuation of health care benefit coverage, including, without limitation, Executive’s election of such coverage and his timely payment of premiums.

(e)                                  SEC Reporting.  Executive acknowledges that to the extent required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), he will have continuing obligations under Section 16(a) and 16(b) of the Exchange Act to report his transactions in Company common stock for (6) six months following the Termination Date.  Executive hereby agrees to abide by all securities laws pertaining to his trading in the common stock of the Company including, as required, seeking advance clearance from the Company for any such trade.

(f)                                   Other Obligations. Except as necessary to perform the Transition Services, Executive hereby agrees to return all Proprietary Information (as defined in the Confidentiality Agreement) to the Company and shall certify to the Company within thirty (30) days that all Proprietary Information has been returned to the Company or destroyed.

(g)                                 Taxes.  Executive understands and agrees that all payments under Section 4 of this Agreement will be subject to appropriate tax withholding and other deductions.  To the extent any taxes may be payable by the Executive for the benefits provided to him under Section 4 of this Agreement beyond those withheld by the Company, Executive agrees to pay them himself and to indemnify and hold the Company and the other entities released herein harmless for any tax claims or penalties, and associated attorneys’ fees and costs, resulting from any failure by him to make required payments.

(h)                                 Reimbursements.  To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A of the Code, such reimbursements shall be paid to Executive no later than December 31st of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(i)                                     Sole Separation Benefit.  Executive agrees that the payments provided by this Section 4 are not required under the Company’s normal policies and procedures and are provided as a severance solely in connection with this Agreement.  Executive acknowledges and agrees that the payments referenced in this Section 4 constitute adequate and valuable consideration, in and of themselves, for the promises contained in this Agreement.

5.                                      Full Payment.  Executive acknowledges that the payment and arrangements herein shall constitute full and complete satisfaction of any and all amounts properly due and owing to Executive as a result of his employment with the Company and the termination thereof.

6.                                      Executive’s Release of the Company.  Executive understands that by agreeing to the release provided by this Section 6, Executive is agreeing not to sue, or otherwise file any claim against, the Company or any of its employees or other agents for any reason whatsoever based on anything that has occurred as of the date Executive signs this Agreement.

(a)                                 On behalf of Executive and Executive’s heirs and assigns, Executive hereby releases and forever discharges the “Releasees” hereunder, consisting of the Company, and each of its owners, affiliates, divisions, predecessors, successors, assigns, agents, directors, officers, partners, employees, and insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which Executive now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof, including, without limiting the generality of the foregoing, any Claims arising out of, based upon, or relating to Executive’s hire, employment, remuneration or resignation by the Releasees, or any of them, including without limitation any and all Claims arising under federal, state, or local laws relating to employment, claims of any kind that may be brought in any court or administrative agency, any claims arising under the Age Discrimination in Employment Act (“ADEA”), as amended, 29 U.S.C. § 621, et seq.; the Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq.; the Equal Pay Act, as amended, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the False Claims Act , 31 U.S.C. § 3729 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C.  § 2101 et seq. the Fair Labor Standards Act, 29 U.S.C. § 215 et seq., the Sarbanes-Oxley Act of 2002; the California Fair Employment and Housing Act; the California Family Rights Act; the California Labor Code; California Business & Professions Code Section 17200, ordinance or statute regarding employment; Claims any other local, state or federal law governing employment; Claims for breach of contract; Claims arising in tort, including, without limitation, Claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, infliction of emotional distress, violation of public policy, and/or breach of the implied covenant of good faith and fair dealing; and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.

(b)                                 Notwithstanding the generality of the foregoing, Executive does not release any of his rights under this Agreement or the following Claims:

(i)                                     Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(ii)                                  Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;

(iii)                               Claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA;

(iv)                              Claims to any benefit entitlements vested as the date of Executive’s employment termination, pursuant to written terms of any Company employee benefit plan;

(v)                                 Claims for indemnification under California Labor Code Section 2802, the Company’s Certificate of Incorporation, the Company’s Bylaws, Delaware General Corporation Law or other applicable law, and under the terms of any policy of insurance purchased by the Company; and

(vi)                              Executive’s right to bring to the attention of the Equal Employment Opportunity Commission claims of discrimination; provided, however, that Executive does release Executive’s right to secure any damages for alleged discriminatory treatment.

(c)                                  In accordance with the Older Workers Benefit Protection Act of 1990, Executive has been advised of the following:

i)                                         Executive has the right to consult with an attorney before signing this Agreement;

ii)                                      Executive has been given at least twenty-one (21) days to consider this Agreement;

iii)                                   Executive has seven (7) days after signing this Agreement to revoke it.  If Executive wishes to revoke this Agreement, Executive must deliver notice of Executive’s revocation in writing, no later than 5:00 p.m. on the seventh (7th) day following Executive’s execution of this Agreement to Human Resources, Geron Corporation, 149 Commonwealth Drive, Menlo Park, California  94025, fax: (650) 473-8668.

(d)                                 The release stated above in this Section 6 is for all Claims preceding the Effective Date.  In consideration for the promises and undertakings contained in Section  4, you also agree to execute a General Release of Claims in substantially the form set forth above on the Termination Date and agree that no Section 4 payments will be owed to you unless such subsequent General Release of Claims is executed by you.

7.                                      Company’s Release of the Executive. The Company voluntarily releases and discharges the Executive and his heirs, successors, administrators, representatives and assigns from all Claims which it now has or may hereafter have against the Executive, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof  including, without limiting the generality of the foregoing, any Claims arising out of, based upon, or relating to Executive’s employment with the Company and any and all Claims arising under federal, state, or local laws.  Notwithstanding the foregoing, nothing herein shall release or discharge any Claim by the Company against the Executive, or the right of the Company to bring any action, legal or otherwise, against the Executive as a result of any failure by him to perform his obligations under this Agreement or the Confidentiality Agreement or as a result of any acts for which the Executive cannot be indemnified by the Company.

8.                                      Waiver of Unknown Claims.  EXECUTIVE AND THE COMPANY ACKNOWLEDGE THAT THEY HAVE BEEN ADVISED OF AND ARE FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

BEING AWARE OF SAID CODE SECTION, THE COMPANY AND EXECUTIVE HEREBY EXPRESSLY WAIVE ANY RIGHTS THEY OR EITHER OF THEM MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT, TO THE EXTENT OF THEIR RESPECTIVE RELEASES.

9.                                      Non-Disparagement, Transition, Transfer of Company Property and Limitations on Service.  Executive further agrees that:

a)                                     Non-Disparagement.  Executive agrees that he shall not disparage, criticize or defame the Company, its affiliates and their respective affiliates, directors, officers, agents, partners, shareholders or employees, either publicly or privately.  The Company agrees that it shall not, and it shall instruct its officers and members of its Board of Directors to not, disparage, criticize or defame Executive, either publicly or privately.  Nothing in this Section 9(a) shall have application to any evidence or testimony required by any court, arbitrator or government agency.

b)                                     Transition.  Each of the Company and the Executive shall use their respective reasonable efforts to cooperate with each other in good faith to facilitate a smooth transition of Executive’s duties to other executive(s) of the Company.

c)                                      Transfer of Company Property.  Except as otherwise contemplated in Section 4(g) hereof, on or before the Termination Date, Executive shall turn over to the Company all files, memoranda, records, and other documents, and any other physical or personal property which are the property of the Company and which he had in his possession, custody or control at the time he signed this Agreement.

d)                                     Limit on Post-Termination Service.  Notwithstanding anything in this Agreement to the contrary, the aggregate level of bona-fide services to be performed under Sections 2 and 15 of this Agreement, together with any other services to be performed by Executive for the Company following the Termination Date, shall in no event exceed twenty percent (20%) of the average level of bona-fide services performed by

Executive for the Company during the thirty-six (36)-month period preceding the Termination Date.

10.                               Executive and Company Representations.  Executive warrants and represents that (a) he has not filed or authorized the filing of any complaints, charges or lawsuits against the Company or any affiliate of the Company with any governmental agency or court, and that if, unbeknownst to Executive, such a complaint, charge or lawsuit has been filed on his behalf, he will immediately cause it to be withdrawn and dismissed, (b) he has reported all hours worked as of the date of this Agreement and has been paid all compensation, wages, bonuses, commissions, and/or benefits to which he may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to him, except as provided in this Agreement, (c) he has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act or any similar state law, (d) the execution, delivery and performance of this Agreement by the Executive does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which the Executive is a party or any judgment, order or decree to which the Executive is subject, and (e) upon the execution and delivery of this Agreement by the Company and the Executive, this Agreement will be a valid and binding obligation of the Executive, enforceable in accordance with its terms.  The Company warrants and represents that (a) it has not filed or authorized the filing of any complaints, charges or lawsuits against the Executive with any government agency or court and that if, unbeknownst to the Company, such a complaint, charge or lawsuit has been filed on its behalf, it will immediately cause it to be withdrawn and dismissed and (b) upon the execution and delivery of this Agreement by the Company and the Executive, this Agreement will be a valid and binding obligation of the Company, enforceable in accordance with its terms.

11.                               No Assignment.  Executive warrants and represents that no portion of any of the matters released herein, and no portion of any recovery or settlement to which Executive might be entitled, has been assigned or transferred to any other person, firm or corporation not a party to this Agreement, in any manner, including by way of subrogation or operation of law or otherwise.  If any claim, action, demand or suit should be made or instituted against the Company or any affiliate of the Company because of any actual assignment, subrogation or transfer by Executive, Executive agrees to indemnify and hold harmless the Company or any affiliate of the Company against such claim, action, suit or demand, including necessary expenses of investigation, attorneys’ fees and costs.  The Company warrants and represents that no portion of any of the matters released herein, and no portion of any recovery or settlement to which the Company might be entitled, has been assigned or transferred to any other person, firm or corporation not a party to this Agreement, in any manner, including by way of subrogation or operation of law or otherwise.  If any claim, action, demand or suit should be made or instituted against the Executive or any affiliate of the Executive because of any actual assignment, subrogation or transfer by the Company, the Company agrees to indemnify and hold harmless the Executive or any affiliate of the Executive against such claim, action, suit or demand, including necessary expenses of investigation, attorneys’ fees and costs.

12.                               Governing Law.  This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of California or, where applicable, United States federal law, in each case, without regard to any conflicts of laws provisions or those of any state other than California.

13.                               Miscellaneous.  This Agreement, together with the Confidentiality Agreement, is the entire agreement between the parties with regard to the subject matter hereof and shall supersede in its entirety the Employment Agreement.  The Company and Executive acknowledge that the termination of the Executive’s employment with the Company is intended to constitute an involuntary separation from service for the purposes of Section 409A of the Code, and the related Department of Treasury regulations.  The Company agrees not to oppose any claim that Executive may make for unemployment compensation; provided that the Company has the right to respond truthfully to any inquiries made by the California Employment Development Department (“EDD”) regarding such a claim by Executive, and to provide all documents and information requested by the EDD.  Executive acknowledges that there are no other agreements, written, oral or implied, and that he may not rely on any prior negotiations, discussions, representations or agreements.  This Agreement may be modified only in writing, and such writing must be signed by both parties and recited that it is intended to modify this Agreement.  This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.  Executive shall have no duty to mitigate any breach by the Company of its obligations under Sections 2, 3 and 4 of this Agreement.

14.                               Indemnification.  Nothing in this Agreement shall in any way limit or terminate the Company’s continuing obligation to indemnify, defend and/or hold harmless Executive under his Idemnification Agreement with the Company (or any other applicable written indemnification obligation), or the Company’s Certificate of Incorporation, the Company’s Bylaws, Delaware General Corporation Law or other applicable legal requirement.  The Company shall maintain directors’ and officers’ liability insurance coverage for the continuing protection of the Executive, of such types and in such amounts as shall be appropriate for the size of the Company and its business risks.

(Signature page(s) follow)

IN WITNESS WHEREOF, the undersigned have caused this Transition and Separation Agreement to be duly executed and delivered as of the date indicated next to their respective signatures below.

DATED:	December 5, 2012
/s/ Graham Cooper
Graham Cooper

GERON CORPORATION
DATED:	December 5, 2012

		By:	/s/ John A. Scarlett
John A. Scarlett, M.D.
President and Chief Executive Officer

EXHIBIT A

GRANT STATUS AS OF TERMINATION DATE

A-1